Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Purchase Agreement”) is made this ___________ day of _________, 2024, between Eshallgo Inc. (the "Company"), a Cayman Islands company, and CS Asia Opportunities Master Fund (the “Purchaser”), to enter into this transaction for the Company to sell and the Purchaser to buy the Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”) of the Company in reliance upon an exemption from registration under the federal securities laws and Regulation S as promulgated by the United States Securities and Exchange Commission (the “SEC”).

1.	Purchase

1.1          The Purchaser hereby agrees to purchase from the Company for cash in US dollars ($), on the basis of the representations and warranties and subject to the terms and conditions set forth herein, in an amount of Ordinary Shares set forth in Section 1.2.

1.2          Subject to the terms hereof, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, an aggregate of up to 4,166,660 Ordinary Shares at a purchase price of US$4.80 (the “Purchase Price”) per Ordinary Share in ten tranches (each, a “Tranche” and collectively, the “Tranches”), each of which shall consist of 416,666 Ordinary Shares for a purchase price of $2,000,000 per Tranche (the “Subscription Proceeds”).

(a)	The first Tranche shall be complete pursuant to Section 3.1.

(b)	During the period from the date hereof until all the convertible debentures of the Company held by YA II PN, LTD have been repaid, the Company shall obtain prior written consent of YA II PN, LTD prior to conduct any offering or sale of any subsequent Tranches. Subject to such prior written consent, the Company may request subsequent Tranches based on the Company’s funding needs. Upon receiving a funding request from the Company, the Purchaser shall provide a definitive response in writing within two (2) Business Days. As used herein “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed.

2.	Payment

2.1          The Purchaser acknowledges and agrees that its commitment to purchase Ordinary Shares hereunder is and shall be irrevocable upon delivery of the Subscription Proceeds and an executed counterpart original of this Purchase Agreement to the Company’s designated account. The Subscription Proceeds must accompany or precede any issuance of Ordinary Shares and shall be paid by wire transfer to the following bank account.

Title of the Account:

Account #:

Beneficiary Bank:

Swift Code:

Bank Address:

3.	Closing

3.1          The Purchaser and the Company shall complete the first Tranche within twenty-two (22) Business Days following the filing of the Form 6-K set forth in Section 11 (such completion, the “Initial Closing”, and such date, the “Initial Closing Date”).

3.2          The Closing for each subsequent Tranche shall occur on or before the tenth (10th) Business Days on which the conditions to the Closing set forth in Sections 6 are satisfied or waived or on a such date to be mutually agreed upon by the Company and the Purchaser (any such completion, a “Subsequent Closing”, and any such date, a “Subsequent Closing Date”). Each of the Initial Closing and any Subsequent Closings is referred to as a “Closing”. Each of the Initial Closing Date and any Subsequent Closing Dates is referred to as a “Closing Date”.

4.	Deliveries at or Prior to the Initial Closing

4.1          The Purchaser shall deliver to the Company the following at the Initial Closing:

(a)	a copy of this Purchase Agreement, duly executed by an authorized signatory of the Purchaser;

(b)	the Subscription Proceeds; and

(c)	such other documents documents, questionnaires, notices and undertakings as may be request by the Company or required by regulatory authorities or by applicable law.

4.2          The Company shall deliver to the Purchaser the following at the Initial Closing:

(a)	a counterpart of this Purchase Agreement, duly executed by an authorized signatory of the Company; and

(b)	within ten (10) Business Days of the Initial Closing Date, evidence of electronic book entry representing such number of Ordinary Shares that the Purchaser purchases in such Tranche.

5.	Deliveries at or Prior to any Subsequent Closing

5.1           The Purchaser shall deliver to the Company the following at any Subsequent Closing:

(a)	the Subscription Proceeds; and

(b)	such other documents documents, questionnaires, notices and undertakings as may be request by the Company or required by regulatory authorities or by applicable law.

5.2          The Company shall deliver to the Purchaser the following at any Subsequent Closing:

(a)	within ten (10) Business Days of the Subsequent Closing Date, evidence of electronic book entry representing 416,666 Ordinary Shares.

6.	Conditions to each Closing

6.1          The obligations of the Company to close on each Closing Date are subject to the following conditions:

(a)	Delivery of the transaction documents as set forth in Section 4.1 and 5.1.

(b)	that all of the representations and warranties of the Purchaser made in this Purchase Agreement are accurate in all material respects when made and on each Closing Date;

(c)	that all of the obligations, covenants and agreements of the Purchaser required to be performed at or prior to each Closing Date shall have been performed; and

(d)	that the Company shall have received the Subscription Proceeds.

6.2          The obligations of the Purchaser hereunder to Close on each Closing Date are subject to the following conditions:

(a)	that all of the representations and warranties of the Company made in this Purchase Agreement are accurate in all material respects when made and on each Closing Date; and

(b)	that all of the obligations, covenants and agreements of the Company required to be performed at or prior to each Closing Date shall have been performed.

7.	Representations, Warranties, Acknowledgements and Covenants of the Purchaser

7.1          The Purchaser hereby acknowledges and agrees as of the date hereof and as of each Closing Date that:

(a)	none of the Ordinary Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities or "blue sky" laws of any state of the United States or any other jurisdiction;

(b)	the decision to execute this Purchase Agreement and acquire the Ordinary Shares hereunder has not been based upon any oral or written representation (other than representations set out in this Purchase Agreement) as to fact or otherwise made by or on behalf of the Company;

(c)	there are risks associated with an investment in the Company and the Ordinary Shares, including, but not limited to, (i) the risk of intense competition in the PRC domestic market, (ii) risks related to our significant amount of short-term debt and (iii) the risk of severe financial hardship or bankruptcy of one or more of our major clients;

(d)	it has received all the information it considers necessary or appropriate for purposes of deciding whether to purchase the Ordinary Shares. The Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Ordinary Shares and regarding the business, properties, prospects and financial condition of the Company, and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access;

(e)	it has been advised to consult its own legal, tax and other advisors with respect to the merits and risks of an investment in the Ordinary Shares and with respect to applicable resale restrictions;

(f)	it understands that the Company is making no representations and warranties regarding tax consequences for your investment in the Ordinary Shares, the US Foreign Corrupt Practices Act or the securities law of the home or residential jurisdiction of any Purchaser.

7.2          The Purchaser represents and warrants to, and covenants with, the Company (which representations, warranties and covenants shall survive each Closing) as of the date hereof and as of each Closing Date that:

(a)	it has the legal capacity and competence to enter into and execute this Purchase Agreement and to take all actions required hereby and, if the Purchaser is a corporation, it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been obtained to authorize execution and performance of this Purchase Agreement on its behalf;

(b)	the entering into of this Purchase Agreement and the transactions contemplated hereby do not result in the violation of any of the terms and provisions of any law or regulation applicable to the Purchaser or of any agreement, written or oral, to which the Purchaser may be a party or by which the Purchaser is or may be bound;

(c)	the Purchaser has duly executed and delivered this Purchase Agreement and it constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms;

(d)	the Purchaser is not a “U.S. Person” as defined in Rule 902 under the 1933 Act and is resident in the jurisdiction set out under the heading "Name and Address of Purchaser" on the signature page of this Purchase Agreement;

(e)	At the time Purchaser executed and delivered this Purchase Agreement, Purchaser was outside the United States and is outside of the United States as of the date of the execution and delivery of this Purchase Agreement;

(f)	Purchaser is acquiring the Ordinary Shares for its own account and not on behalf of any U.S. person, and the sale has not been pre-arranged with a purchaser in the United States;

(g)	Purchaser represents and warrants and hereby agrees that all offers and sales of any of the Ordinary Shares, subject to the restriction under Section 7.2(m), prior to the expiration of a period commencing on each Closing Date and ending twelve (12) months thereafter, unless adjusted as hereinafter provided, shall only be made in compliance with the safe harbor contained in Regulation S, pursuant to registration of the Ordinary Shares under the 1933 Act or pursuant to an exemption from registration, and all offers and sales after the Restricted Period shall be made only pursuant to such a registration or to such exemption from registration;

(h)	the Purchaser (i) has such knowledge and experience in business matters as to be capable of evaluating the merits and risks of its prospective investment in the Ordinary Shares; and (ii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

(i)	the Purchaser is not aware of any advertisement of any of the Ordinary Shares and is not acquiring any of the Ordinary Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(j)	no person has made any written or oral representations to the Purchaser:

(i)	that any person will resell or repurchase any of the Ordinary Shares;

(ii)	that any person will refund the purchase price of any of the Ordinary Shares; or

(iii)	as to the future price or value of any of the Ordinary Shares;

(k)	the Purchaser will indemnify and hold harmless the Company and, where applicable, its directors, officers, employees, agents, advisors and shareholders, from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) arising out of or based upon any representation or warranty of the Purchaser contained herein or in any document furnished by the Purchaser to the Company in connection herewith being untrue in any material respect or any breach or failure by the Purchaser to comply with any covenant or agreement made by the Purchaser to the Company in connection therewith; and

(l)	The Purchaser shall not, directly or through any representative, agent, or broker on its behalf at any time in which the Purchaser beneficially owns any of the Ordinary Shares, the Additional Shares (if any) or other securities of the Company, engage in any Short Sales of, or hedging or arbitrage transactions with respect to, the ordinary shares of the Company, or buy “put” options or similar instruments with respect to, the ordinary shares of the Company. “Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Securities Exchange Act of 1934, as amended.

(m)	Without the prior written consent of the Company, the Purchaser will not, during the period commencing on the date hereof and ending twelve (12) months after each closing (each, a “Lock-Up Period”), (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for or represent the right to receive Shares, whether now owned or hereafter acquired by the undersigned (collectively, the “Lock-Up Securities”); (2) enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise; (3) make any written demand for or exercise any right with respect to the registration of any Ordinary Shares or any security convertible into or exercisable or exchangeable for Ordinary Shares; or (4) publicly disclose the intention to do any of the foregoing.

7.3         Between the date of this Purchase Agreement and the Closing, the Purchaser shall notify the Company if any of the above representations and warranties ceases to be true.

7.4         The Purchaser acknowledges that the representations and warranties contained herein are made by it with the intention that they may be relied upon by the Company and its legal counsel in determining such Purchaser's eligibility to purchase the Ordinary Shares for which it is subscribing under applicable securities legislation. The Purchaser further agrees that by accepting delivery of the evidence of electronic book entry representing the Ordinary Shares on each Closing Date, it will be representing and warranting that the representations and warranties contained herein are true and correct as at each Closing Date with the same force and effect as if they had been made by the Purchaser at each Closing Date and that they will survive the purchase by the Purchaser of Ordinary Shares and will continue in full force and effect notwithstanding any subsequent disposition by the Purchaser of such Ordinary Shares.

7.5        The Purchaser acknowledges that YA II PN, LTD reserves the rights to consent, in its sole discretion, to each of the Tranches subsequent to the first Tranche and the Company shall not request or complete any subsequent Tranches without the prior written consent of YA II PN, LTD.

8.	Representations, Warranties and Covenants of the Company

8.1          The Company acknowledges and agrees that Purchaser is entitled to rely upon the representations and warranties of the Company, contained in this Purchase Agreement and further acknowledges that the Purchaser will be relying upon such representations and warranties in purchasing the Ordinary Shares. The Company represents and warrants as follows:

(a)	The Company is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

(b)	The Company has the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

(c)	The Company is not in violation or default of any of the provisions of its articles of incorporation or bylaws. The Company is duly qualified to conduct its business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Purchase Agreement, (ii) a material adverse effect on the results of operations, assets, business or financial condition of the Company, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Purchase Agreement (any of (i), (ii) or (iii) being hereafter referred to as a “Material Adverse Effect”), and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(d)	The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Purchase Agreement and to carry out its obligations hereunder. The execution and delivery of this Purchase Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further corporate authorization is required by the Company in connection therewith.

(e)	Upon delivery, this Purchase Agreement will have been duly executed by the Company and will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(f)	Upon execution and delivery of this Purchase Agreement and the performance by the Company of the obligations imposed on it in this Purchase Agreement, including the issuance and sale of the Ordinary Shares, will not (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other agreement to which the Company is a party or by which any material property or material asset of the Company, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject, or by which any material property or material asset of the Company is bound, except, in each case, as could not reasonably be expected to result in a Material Adverse Effect.

(g)	Except for consents from individuals and entities as set forth on Schedule 8.1(g), the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of this Purchase Agreement.

(h)	The Ordinary Shares are duly authorized and, when issued and paid for in accordance with this Purchase Agreement, will be validly issued as fully paid and non-assessable, free and clear of all liens and encumbrances other than restrictions provided for in this Purchase Agreement and applicable law.

(i)	The issuance and sale of the Ordinary Shares will not obligate the Company to issue Ordinary Shares or other securities to any person (other than the Purchaser and its designees) and will not result in a right of any holder of the Company’s securities to adjust the exercise, conversion, exchange or reset price under such securities.

9.	Issuance of Additional Shares

9.1	Within one (1) business day after the expiration of each Lock-Up Period, the Purchaser may, at its discretion, deliver a written notice (each, a “Notice”) to request the Company to issue additional Ordinary Shares (the “Additional Shares”), if the following milestone is not met: (i) the average closing price of the Ordinary Shares during the five (5) trading days preceding the expiration of the applicable Lock-Up Period shall exceed $6 per share, which is 150% of the IPO price of the Ordinary Shares.

(a)	The number of Additional Shares shall be determined according to the following formula:

Additional Shares = N * (115% * A – B) / A;

N = the number of Ordinary Shares that the investor holds as of the date of the Notice;

A = Purchase Price; and

B = the higher of (i) the average closing price of the Company’s Ordinary Shares during the five (5) trading days preceding the expiration of the applicable Lock-Up Period, and (ii) $2.80.

(b)	The Company shall cause the Additional Shares to be issued within seven (7) business days after receiving the Notice.

10.	Legending of Subject Securities.

8.1	The Purchaser hereby acknowledges that upon the issuance thereof, and until such time as the same is no longer required under the applicable securities laws and regulations, any certificates or evidence of electronic book entry representing the Ordinary Shares and Additional Shares (if any) shall bear a restrictive legend pursuant to applicable laws and may include language substantially similar to the below:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

8.2	If the Purchaser is eligible to sell under Rule 144 of the Securities Act, the Company shall provide the necessary documents to the Purchaser within three (3) business days following the expiration of the Lock Up Period and shall assist the Purchaser in completing the resale and legend removal under Rule 144.

11.	Timely Disclosure

11.1        The Company shall file a Report on Form 6-K with the SEC to disclose the transaction contemplated herein within four (4) business days after the execution of this Purchase Agreement.

12.	Termination

12.1         Either the Purchaser or the Company may terminate this Purchase Agreement in writing at any time between the execution of this Purchase Agreement and the filing of the Form 6-K set forth in Section 11, without liability to the other party. After the filing of the Form 6-K, neither party may unilaterally terminate this Purchase Agreement.

13.	Costs

13.1        The Purchaser acknowledges and agrees that all costs and expenses incurred by the Purchaser (including any fees and disbursements of any special counsel retained by the Purchaser) relating to the purchase of the Ordinary Shares and issuance of the Additional Shares (if any) shall be borne by the Purchaser.

14.	Governing Law

14.1        This Purchase Agreement is governed by the laws of the State of New York and the federal laws of the United States applicable therein. The Purchaser, in its personal or corporate capacity and irrevocably attorns to the jurisdiction of the state and federal courts located in New York County, New York. Each party agrees that the state and federal courts located in New York County, New York shall be the exclusive jurisdiction for settling all disputes hereunder.

15.	Representation by Counsel

15.1        The Purchaser has been represented by its own separate legal counsel in their review and negotiation of this Purchase Agreement or it has knowingly waived its right to do so and has proceeded without benefit of counsel.

16.	Survival

16.1        This Purchase Agreement, including without limitation the representations, warranties and covenants contained herein, shall survive and continue in full force and effect and be binding upon the parties hereto notwithstanding the completion of the purchase of the Ordinary Shares by the Purchaser pursuant hereto.

17.	Assignment

17.1        This Purchase Agreement is not transferable or assignable without written consent by both the Company and Purchaser.

18.	Severability

18.1        If any provision of this Purchase Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Purchase Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Purchase Agreement.

19.	Entire Agreement

19.1          Except as expressly provided in this Purchase Agreement and in the agreements, instruments and other documents contemplated or provided for herein, this Purchase Agreement contains the entire agreement between the parties with respect to the sale of the Ordinary Shares and there are no other terms, conditions, representations or warranties, whether expressed, implied, oral or written, by statute or common law, by the Company or by anyone else.

20.	Notices

20.1          All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given at the date received if mailed or transmitted by any standard form of telecommunication (including email, but not including facsimile). Notices to the Purchaser shall be directed to the address on the signature page of this Purchase Agreement and notices to the Company shall be directed to it at

With a copy to (failure to provide such copy shall mean that no notice has been given hereunder):

William S. Rosenstadt

Mengyi “Jason” Ye

Ortoli Rosenstadt LLP

366 Madison Avenue, 3rd Floor

New York, New York 10017

USA

Email: wsr@orllp.legal

      jye@orllp.legal

21.	Counterparts and Electronic Means

21.1        This Purchase Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall constitute an original and all of which together shall constitute one instrument. Delivery of an executed copy of this Purchase Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Purchase Agreement as of the date hereinafter set forth.

22.	Amendment and Waiver

22.1        No provision of this Purchase Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Purchase Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF the Company and the Purchaser has duly executed this Purchase Agreement as of the date one the first page of this Purchase Agreement.

ESHALLGO INC.

By:
Name: Qiwei Miao
Title: Chief Executive Officer

CS ASIA OPPORTUNITIES MASTER FUND

By:
Name:
Title: